UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 24, 2015

Moody National REIT I, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	000-55200	26-1812865
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6363 Woodway Drive, Suite 110
Houston, Texas 77057
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (713) 977-7500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 24, 2015, Moody National REIT I, Inc. (the “Company”) entered into an Agreement of Purchase and Sale for the acquisition of a hotel property located in Nashville, Tennessee, commonly known as the Embassy Suites Nashville Vanderbilt University (the “Embassy Suites Nashville”), from the current tenant-in-common owners and an affiliate of the Company’s advisor for an aggregate purchase price of $66,300,000, excluding acquisition costs. The Company intends to finance the acquisition of the Embassy Suites Nashville with a portion of the remaining proceeds from its public offering and financing secured by the Embassy Suites Nashville.

The Embassy Suites Nashville is a 208 room, select-service all suites hotel facility built in 2001 situated on a 1.248 acre site in Nashville, Tennessee. Located just three blocks away from the Vanderbilt University campus and Medical Center, the Embassy Suites Nashville is well positioned in the West End-Midtown district, less than two miles from downtown Nashville. In 2014, Nashville was ranked by Forbes as the #7 U.S. city in job growth and is a center for health care, banking, and transportation industries

The acquisition of the Embassy Suites Nashville is subject to substantial conditions to closing, including: (1) the Company’s ability to obtain appropriate financing secured by the Embassy Suites Nashville; and (2) the absence of a material adverse change to the Embassy Suites Nashville prior to the date of the acquisition. There is no assurance that the Company will close the acquisition of the Embassy Suites Nashville on the terms described above or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY NATIONAL REIT I, INC.

Date: April 24, 2015	By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President